EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 23, 2007, accompanying the financial statements and schedule (which report expressed an unqualified opinion and contains an explanatory paragraph relating to the Company’s adoption of SFAS 123(R)) included in the Annual Report of Insignia Systems, Inc. on Form 10-K, for the year ended December 31, 2006. We hereby consent to the incorporation by reference of said report in the Registration Statements of Insignia Systems, Inc. on Forms S-8 (File Nos. 333-136591, 333-127606, 333-120504, 333-107087, 333-97513, 333-83062, 333-65172, 333-41240, 333-41242, 333-80261, 333-59709, 333-43781, 33-92376, 33-92374, 33-75372 and 33-47003) and Forms S-3 and amendments (File Nos. 333-102486 and 333-121587).

/s/ Grant Thornton LLP

Minneapolis, Minnesota

March 23, 2007